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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
Rand Acquisition Corporation


We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Amendment No. 2 of Form S-1 of our report dated
June 18, 2004, except for Note 7 as to which the date is October 7, 2004, on the financial statements of Rand Acquisition Corporation as of June 15, 2004 and for the period from June 2, 2004 (date of inception) to June 15, 2004, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.



/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York


October 11, 2004